N O T I C E

	Various state and federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran's status. These laws include, without limitation: (1) Title VII of the Civil Rights Act of 1964; (2) the Age Discrimination in Employment Act of 1967; (3) the Employee Retirement Income Security Act of 1974; and (4) various Texas state and local employment statutes, regulations and ordinances. These laws are enforced through the Equal Employment Opportunity Commission, the Department of Labor and Texas state and local employment rights agencies.

	In addition, you are hereby advised to consult with an attorney prior to executing this Mutual Release Agreement, being sure that you thoroughly review and understand the effects of the Agreement before executing it.

                          MUTUAL RELEASE AGREEMENT

	This MUTUAL RELEASE AGREEMENT (this "Agreement") is between UNITED STATES LIME & MINERALS, INC., a Texas corporation (the "Company"), and ROBERT
F. KIZER, a former director, officer and employee of the Company ("Kizer"), and has been executed on this 27th day of February, 1998 (the "Settlement Date").

	On December 6, 1997, the Company terminated Kizer's employment as an officer, employee and agent of the Company under Kizer's Employment Agreement dated as of September 27, 1993, a copy of which is attached hereto (the "Employment Agreement"). Capitalized terms used in this Agreement but not defined herein are used as defined in the Employment Agreement

	The Company and Kizer now wish to compromise, settle and resolve all actual and potential differences and disputes between them, without the uncertainties, risk and expense of arbitration or litigation. Each of the parties has agreed, intending to be legally bound, as follows:

	1.	Termination.  The Company and Kizer agree that, effective
December 6, 1997, the Company terminated Kizer's employment as an officer,


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employee and agent of the Company without cause pursuant to Section 2(b) of the Employment Agreement. The Company and Kizer further agree that Kizer is, therefore, entitled, pursuant to Section 2(f) of the Employment Agreement, to be paid the Severance Amount on the Effective Date of this Agreement (as defined below). The Company and Kizer also agree that Kizer has resigned as a Director of the Company effective upon his receipt of the Severance Amount on the Effective Date of this Agreement.

	2.	Mutual General Releases.  Kizer hereby releases, acquits and discharges the Company and its subsidiaries and their respective affiliates, shareholders, directors, officers, employees and agents (collectively, the "Company Releasees") from, and agrees not to sue any of the Company Releasees for, and the Company hereby releases, acquits and discharges Kizer and his executors, administrators and heirs (collectively, the "Kizer Releasees") from, and agrees not to sue any of the Kizer Releasees for, any and all claims, actions, causes of action, suits, demands, judgments, costs, fees (including attorneys' fees), charges, damages, losses and other liabilities and obligations of any manner whatsoever, from the beginning of time through the Settlement Date, including without limitation claims arising out of or related to the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the "ADEA"), and the Employee Retirement Income Security Act of 1974 (collectively, "Claims"), excluding only Claims directly arising out of or related to a breach of this Agreement or of those provisions of the Employment Agreement that continue to apply after termination of Kizer's employment occurring after the Settlement Date, or any Claims under the Company's Employee Stock Ownership Plan or Section 401(k) Plan arising after the Settlement Date. In addition, Kizer and the Company agree that he or it will not assist or encourage anyone else in the filing or prosecution of any Claims against the Company Releasees or the Kizer Releasees, respectively.


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     3.   Additional Consideration to Kizer

          (a) Subject to and in reliance on the terms and conditions hereof, the Company agrees as follows:

               (i) to pay to Kizer his Base Salary and other benefits for service through December 6, 1997, which payment in full is hereby acknowledged by Kizer;

               (ii) to pay to Kizer his Base Salary and benefits through January 5, 1998, which payment in full is hereby acknowledged by Kizer;

               (iii) to treat January 5, 1998 as the date on which Kizer's health coverage caused for purposes of Kizer's COBRA rights;

               (iv) to treat February 25, 1998 as the date on which Kizer's employment with the Company's subsidiaries terminated for purposes of Kizer's outstanding options to purchase shares of the Company's Common Stock granted under the Company's 1992 Stock Option Plan, with the three-month post-termination exercise period expiring at close of business on May 25, 1998; and

               (v) to pay to Kizer, on the Effective Date of this Agreement, the aggregate sum of Two Hundred, Seventy Thousand Dollars and No Cents ($270,000.00) (the "Settlement Payment"), less One-Hundred, One Thousand, Thirty-Five Dollars and No Cents ($101,035.00) of withholding for all applicable taxes and other amounts which may properly be withheld, including additional federal income tax withholding at Kizer's request, for a net amount of One Hundred, Sixty-Eight Thousand, Nine

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               Hundred, Sixty-Five Dollars and No Cents ($168,965.00), (A)
               in full and total satisfaction of the Company's obligation to pay the Severance Amount, and (B) in full and total satisfaction and settlement of any Claims, including without limitation under the ADEA, that Kizer may have against the Company Releasees, including in such Settlement Payment certain consideration for the release of such Claims in addition to anything of value to which Kizer is otherwise already entitled under the Employment Agreement or otherwise.

          (b) The Company further agrees that Kizer shall continue to be indemnified by the Company against third-party claims arising by reason of his service as a director and officer of the Company and its subsidiaries to the fullest extent provided by applicable law and the Company's By-laws as in effect on the Settlement Date. The Company further agrees that it shall take no steps that would impair Kizer's coverage for his service as a director and officer of the Company and its subsidiaries under the Company's directors' and officers' liability insurance as in effect on the Settlement Date.

          (c) Kizer acknowledges and agrees that the Settlement Payment includes the full amount of the Base Salary and benefits to which he is entitled as the Severance Amount under Section 2(f) of the Employment Agreement. Kizer further acknowledges and agrees that the Settlement Payment includes an amount for the full and total satisfaction and settlement of any Claims, including without limitation under the ADEA, that Kizer may have against the Company Releasees, including in such Settlement Payment certain additional consideration for the release of such Claims in


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          addition to anything of value to which Kizer is otherwise already entitled under the Employment Agreement or otherwise.

     4. No Admission. By executing this Agreement, neither the Company nor Kizer, directly or indirectly, or by implication, admits any violation of any law, statute, regulation or ordinance.

     5    Enforceability.

          (a) Kizer acknowledges and agrees that he has been considering and negotiating the terms of this Agreement with the Company for at least twenty-one (21) calendar days, and that he has asked the Company to finalize and execute this Agreement not later than the date hereof in order to conclude the negotiating process as soon as possible. Kizer further acknowledges and agrees that he has been advised by an attorney throughout the 21-day period, and that Kizer has read and fully understands all of the provisions of this Agreement.

          (b) Kizer also acknowledges that, for a period of seven (7) calendar days following the Settlement Date, he may revoke this Agreement. This Agreement shall be effective on March 6, 1998, once the Company receives an executed letter from Kizer, dated such date in the form attached hereto, confirming that he has not revoked and does not intend to revoke this Agreement and that it is enforceable (the "Effective Date of this Agreement"). If such letter is not received by the Company by 5:00 p.m. Dallas time on March 6, 1998, this Agreement shall become null and void.

     6. Governing Law. This Agreement shall be interpreted and applied under the laws of the State of Texas.


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     7.   Entire Agreement.  Both parties agree that this Agreement and those provisions of the Employment Agreement that continue to apply after termination of Kizer's employment constitute the entire agreement of the parties.

     8. Notices. Any notice, statement, payment or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, by certified or registered United States or Canada mail, return receipt requested, by overnight delivery service, or by telecopy, at the address set forth below. Either party may by notice to the other party hereto change the address of the party to whom notice is to be given. The date of notice shall be the date delivered, if delivered in person, or the date received, if delivered by mail, by overnight delivery service, or by telecopy.

     9. Waiver. No waiver by any party to this Agreement of any breach or default shall be effective unless the same shall be in writing and signed. No waiver by any party of any breach or default of any term or provision of this Agreement shall be construed to constitute a waiver of, or consent to, the present or future breach or default of that or any other term or provision hereof.

    10. Severability of Provisions. If any term or provision of this Agreement is held to be invalid or unenforceable, and cannot be amended or reformed such that such term or provision is thereafter valid and enforceable, such term or provision shall be severed and stricken from this Agreement, and in all other respects this Agreement shall remain in full force and effect.


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    11.  Counterpart Execution.  This Agreement may be executed in separate counterparts, and all executed counterparts together shall constitute one and the same counterpart.


	EXECUTED the date first above written.


Witness:

/s/ Mary Beth Hughes                  /s/ Robert F. Kizer
---------------------                 ---------------------
Name:                                 Robert F. Kizer
                                      5924 Cast1ebar Lane
                                      Plano, Texas 75093
                                      TELECOPY:  (972) 403-9003


                                      UNITED STATES LIME & MINERALS, INC.


                                      By:  /s/ Edward A. Odishaw
                                           ---------------------
                                           Edward A. Odishaw, Chairman of the
                                           Board of Directors

                                      12221 Merit Drive, Suite 500
                                      Dallas, Texas 75251
                                      TELECOPY:  (972) 385-1340



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
                              Robert F. Kizer
                            5924 Castlebar Lane
                             Plano, Texas 75093




March 6, 1998


Edward A. Odishaw, Chairman
Board of Directors
United States Lime & Minerals, Inc.
12221 Merit Drive, Suite 500
Dallas, TX 75251

Dear Ed:

This is to confirm that I have not taken, and do not intend to take, any action to revoke the Mutual Release Agreement executed by me and United States Lime & Minerals, Inc. on February 27, 1998 (the "Agreement"). I further confirm my understanding that the Agreement is enforceable.

Pursuant to the Agreement, I hereby request that the net amount of the Settlement Payment be paid to me immediately.

Sincerely yours,


/s/  Robert F. Kizer

Robert F. Kizer